Ex. 99.28(h)(8)(xii)

Amendment to

Management Fee Waiver Agreement

Between JNL Series Trust and

Jackson National Asset Management, LLC

This Amendment is made by and between JNL Series Trust (the “Trust”), on behalf of the funds listed on Schedule A (each a “Fund” and collectively, the “Funds”), and Jackson National Asset Management, LLC (the “Adviser”).

Whereas, the Trust and the Adviser (the “Parties”) entered into a Management Fee Waiver Agreement dated May 1, 2010, as amended (the “Agreement”), whereby the Adviser agreed to waive, for each Fund listed on Schedule A, a portion of its advisory fee, for the period the Fund invests all of its assets in its corresponding master fund, in the amounts listed on Schedule A, as it may be amended and approved by the Board of Trustees of the Trust (the “Board”), from time to time.

Whereas, the Board has approved, and the Parties have agreed, to amend the Agreement to: (i) add six new Funds of the Trust (each, a “New Fund” and collectively, the “New Funds”) and a fee waiver for each New Fund, (ii) add five Funds of the Trust that were converted from sub-advised funds to feeder funds (collectively, “the “Converted to Feeder Funds”) and each Fund’s fee waiver, (iii) remove two Funds of the Trust that merged into other Funds of the Trust (together, the “Merged Funds”) and each Fund’s fee waiver, (iv) remove two Funds of the Trust that were converted into sub-advised funds (together, the “Converted to Sub-Advised Funds”) and each Fund’s fee waiver, and (v) revise the fee waiver and update the fund name for one Fund of the Trust (the “Revised Fee Waiver/Fund Name Change”), as outlined below, effective April 26, 2021:

New Funds

1)	JNL Bond Index Fund;
2)	JNL Emerging Markets Index Fund;
3)	JNL International Index Fund;
4)	JNL Mid Cap Index Fund;
5)	JNL Small Cap Index Fund; and
6)	JNL/American Funds® Bond Fund of America Fund.

Converted to Feeder Funds

1)	JNL/Mellon Bond Index Fund;
2)	JNL/Mellon Emerging Markets Index Fund;
3)	JNL/Mellon International Index Fund;
4)	JNL/Mellon S&P 400 MidCap Index Fund; and
5)	JNL/Mellon Small Cap Index Fund.

Merged Funds

1)	JNL/Vanguard Capital Growth Fund; and
2)	JNL/Vanguard Small Company Growth Fund.

Converted to Sub-Advised Funds

1)	JNL/Vanguard Equity Income Fund; and
2)	JNL/Vanguard International Fund.

Revised Fee Waiver/Fund Name Change

1)	JNL/American Funds® Blue Chip Income and Growth Fund[1].

___________________________

1   The name of this fund will be updated to: JNL/American Funds® Washington Mutual Investors Fund.

Whereas, Funds 1-5, listed under New Funds hereinabove, are Master Funds, and the Parties have agreed to amend the Agreement to add clarifying language regarding the inclusion of Master Funds.

Now Therefore, in consideration of the mutual covenants herein contained, the Parties hereby agree to amend the Agreement as follows:

1)	The first Whereas clause in the Agreement is hereby deleted and replaced with the following:

“Whereas, the Adviser has been appointed the investment adviser of (i) each of the Funds listed as feeder funds on Schedule A, attached hereto, pursuant to an Investment Advisory and Management Agreement between the Trust, on behalf of the feeder funds, and the Adviser; and (ii) each of the Funds listed as master funds on Schedule A, attached hereto, pursuant to the JNL Series Trust Unitary Fee Agreement between the Trust, on behalf of the master funds, and the Adviser [and business manager, as is referenced in the JNL Series Trust Unitary Fee Agreement related to Jackson National Asset Management, LLC’s services, outlined therein]; and”.

2)	Paragraph 1. in the Agreement is hereby deleted and replaced with the following:

“The Adviser hereby agrees to waive, for each Fund listed on Schedule A, a portion of its advisory fee for the period a Fund either (i) operates as a master fund; or (ii) operates as a feeder fund that invests all its assets in its corresponding master fund, in the amounts listed on Schedule A, as it may be amended and approved by the Board of Trustees from time to time, but no more frequently than annually. The amount waived for the feeder funds, and so approved by the Board of Trustees, shall in no event be less than the amount necessary to have the advisory fee charged be based on services provided that are in addition to and not duplicative of services provided under the advisory contract of its corresponding master fund.”

3)	Schedule A to the Agreement is hereby deleted and replaced, in its entirety, with Schedule A dated April 26, 2021, attached hereto.

4)	Except as specifically amended hereby, the Agreement shall remain in full force and effect in accordance with its terms.

5)	Each of the Parties represents and warrants to the others that it has full authority to enter into this Amendment, upon the terms and conditions hereof, and that the individual executing this Amendment is duly authorized to bind the respective party to this Amendment.

6)	This Amendment may be executed in one or more counterparts, which together shall constitute one document.

In Witness Whereof, the Parties have caused this Amendment to be executed, effective as of April 26, 2021.

JNL Series Trust		Jackson National Asset Management, LLC
By:	/s/ Kristen K. Leeman	By:	/s/ Mark D. Nerud
Name:	Kristen K. Leeman	Name:	Mark D. Nerud
Title:	Assistant Secretary	Title:	President and CEO

Schedule A

Dated April 26, 2021

Fund	Fee Waiver [1]
Master Funds
JNL Bond Index Fund	0.13%
JNL Emerging Markets Index Fund	0.055%
JNL International Index Fund	0.105%
JNL Mid Cap Index Fund	0.12%
JNL Small Cap Index Fund	0.12%
Feeder Funds
JNL/American® Funds Balanced Fund	0.30%
JNL/American® Funds Bond Fund of America Fund	0.20%
JNL/American Funds® Capital Income Builder Fund	0.25%
JNL/American Funds® Capital World Bond Fund	0.43%
JNL/American Funds® Global Growth Fund	0.50%
JNL/American Funds® Global Small Capitalization Fund	0.50%
JNL/American Funds® Growth-Income Fund	0.30%
JNL/American Funds® Growth Fund	0.45%
JNL/American Funds® International Fund	0.50%
JNL/American Funds® New World Fund	0.65%
JNL/American Funds® Washington Mutual Investors Fund	0.30%
JNL/Mellon Bond Index Fund	0.07% (as long as the fund remains a feeder fund)
JNL/Mellon Emerging Markets Index Fund	0.145% (as long as the fund remains a feeder fund)
JNL/Mellon International Index Fund	0.095% (as long as the fund remains a feeder fund)
JNL/Mellon S&P 400 MidCap Index Fund	0.08% (as long as the fund remains a feeder fund)
JNL/Mellon Small Cap Index Fund	0.08% (as long as the fund remains a feeder fund)

[1]	These waivers shall have an initial term expiring one year from the date of this Agreement for each Fund (the “Initial Term”). The Adviser may extend this Agreement for each Fund before the expiration of the Initial Term, which extension shall automatically be effective for a term ending on the last business day of the 12th month of that Initial Term.

After the expiration of the first term of any of the waivers set forth herein, this Agreement shall automatically renew upon the end of the then current term for a new one-year term with respect to each Fund unless the Adviser provides written notice of the termination of this Agreement to the Board of Trustees within 30 days prior to the end of the then current term for that Fund.

A-1